Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (K361)

Offering Period: October 30, 2013 – November 26, 2013
2 Year Callable Buffered Accelerated Return Equity Securities Linked to the iShares® MSCI Emerging Markets ETF

Product Summary

•	2 year Callable Buffered Accelerated Return Equity Securities (BARES) linked to the performance of the iShares® MSCI Emerging Markets ETF.
•	If the Final Level is less than the Initial Level by not more than the Buffer Amount, then the investor will be entitled to receive the principal amount at maturity.
•	If the Final Level is less than the Initial Level by more than the Buffer Amount, then the investor will be exposed to any depreciation in the Underlying beyond the Buffer Amount.
•	If the Final Level is equal to or greater than the Initial Level, then the investor will be entitled to participate on a leveraged basis in the appreciation of the Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Credit Suisse currently estimates the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Trade Date:	Expected to be November 27, 2013
Settlement Date:	Expected to be December 3, 2013
Underlying:	iShares® MSCI Emerging Markets ETF.
Early Redemption:	The Issuer may redeem the securities on December 8, 2014 upon notice on or before the Early Redemption Notice Date at 100% of the principal amount of the securities held plus the Call Return.
Redemption Amount:	Subject to Early Redemption, an amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return.
Call Return:	Expected to be 10.0%
Early Redemption	December 3, 2014
Notice Date:
Upside Participation:	Expected to be between 105% and 110% (to be determined on the Trade Date).
Underlying Return:	If (a) the Final Level is equal to or greater than the Initial Level, then: the Upside Participation x ((Final Level – Initial Level) / Initial Level)) (b) the Final Level is less than the Initial Level by not more than the Buffer Amount, then: zero; or (c) if the Final Level is less than the Initial Level by more than the Buffer Amount, then: [(Final Level – Initial Level) / Initial Level] + Buffer Amount.
Buffer Amount:	10%
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	November 30, 2015
Maturity Date:	December 3, 2015
CUSIP:	22547QCX2

Benefits

•	Offers the potential for levered participation in the appreciation of the Underlying, subject to the Underlying Return Cap.
•	Reduced downside risk due to a Buffer Amount of 10.0%.

Hypothetical Returns at Maturity

Percentage Change from Initial Level to Final Level	Underlying Return (1)(2)	Redemption Amount per $1,000 Principal Amount (1)(2)
50%	53.75%	$1,537.50
40%	43.00%	$1,430.00
30%	32.25%	$1,322.50
20%	21.50%	$1,215.00
10%	10.75%	$1,107.50
0%	0.00%	$1,000.00
-10%	0.00%	$1,000.00
-20%	-10.00%	$900.00
-30%	-20.00%	$800.00
-40%	-30.00%	$700.00
-50%	-40.00%	$600.00

(1)	Assumes an Upside Participation Rate of 107.5% (the midpoint of the expected range) (to be determined on Trade Date).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 90% of principal and the Redemption Amount will be less than the principal amount if the Final Level is less than the Initial Level by more than the Buffer Amount.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities do not pay interest.
•	The securities are subject to a potential Early Redemption, which would limit an investor’s ability to participate in any appreciation of the Underlying during the term of the securities.

(See “Additional Risk Considerations” on the next page.)

Product Profile

Horizon (years)	2 Years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: October 30, 2013 – November 26, 2013
Callable Buffered Accelerated Return Equity Securities

Additional Risk Considerations

•	Anti-dilution protection is limited.
•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated October 30, 2013, Underlying Supplement dated July 29, 2013, Product Supplement No. AK-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012 to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010313006247/dp41549_424b2-k361.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.